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                                                                    EXHIBIT 4.26

                            [ON ILOG S.A. LETTERHEAD]

Dear Dr. Bixby:

         In connection with the acquisition by ILOG S.A. (the "Company") of substantially all of the assets of CPLEX Optimization, Inc. ("CPLEX") pursuant to the Asset Purchase Agreement dated August 4, 1997 (the "Agreement"), and because it is in the Company's and your best interests, I have summarized below the terms and conditions of your continued access and rights to the CPLEX software and technology.

         1. Consistent with your employment with the Company, you will be granted access to the source code for a period expiring on the latest of (x) five years from the Closing Date (as defined under the Agreement) and (y) the date of termination of your employment by the Company provided, however, that should your employment be terminated for "cause" (as defined in your Employment Agreement with the Company's Subsidiary) or by your voluntary resignation, then your access to the source code shall be withdrawn.

         2. Upon your written request made to the Company, the Company will grant non-transferable object code licenses to academic institutions for purposes of promotion of research and (a) regular updates will be made available to such licensees for so long as your employment continues with Company; and (b) a perpetual license of the current version of the software will be granted to such licensees upon termination of your employment with the Company.

         3. Upon your written request made to Company, an unlimited number of non-transferable object code licenses will be granted to Rice University on the same terms and subject to the same conditions as the academic licenses referred to in 2 above provided, however, that such licenses are CPU specific, with updates provided for the duration of your association with Rice. After termination of your association with Rice, such licenses will be perpetual but will be without any commitment to update.

         4. You will be granted perpetual object code CPU specific licenses with updates for a "modest" number of CPU's.

         5. You will be granted perpetual access to the problem test bed. For purposes of this paragraph "test bed" means the collection of proprietary problems existing at the time of termination of your employment with Company. Upon such termination, you will be entitled to retain a copy of the test bed.



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         6. Non-CPU specific object code licenses will be granted for your two
TSP co-workers so long as they remain co-workers.

         7. You will be entitled to give talks and teach classes related to the CPLEX LP/MIP as you have done in the past provided that such discussions may not relate to any products or derivative products beyond those that you would otherwise have access to in accordance with the above provisions.

         The above access and rights to CPLEX software and technology are conditional upon the following:

         a) such access and rights will be exercised in a manner consistent with the protection of the Company's confidential information and the protection of its intellectual property rights;

         b) such access and rights will be used for academic research purposes only and may not be used by you or licensed or otherwise used by or on behalf of any third party for any commercial purpose; and

         c) following the termination of your employment with the Company for any reason you will be subject to the same confidentiality obligations as those in force during your employment.

         This letter is addressed to you personally and is not for the benefit of any third party and does not of itself constitute the grant of a license.

                                 Sincerely,

                                      /s/  Pierre Haren
                                 ---------------------------------

                                 Pierre Haren
                                 Chief Executive Officer


READ, UNDERSTOOD AND AGREED



   /s/ Robert Bixby
---------------------------
Robert Bixby